Exhibit 4.2

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 5, 2015, is entered into by and among Alexion Pharmaceuticals, Inc. a Delaware corporation (“Parent”), Pulsar Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), and Thomas J. Tisch (the “Stockholder”).  All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 781,578 shares of common stock, par value $0.001 per share of Synageva Biopharma Corp., a Delaware corporation (the “Company”) (the “Company Common Stock”) (such shares, in addition to any shares of Company Common Stock acquired in any manner after the date of this Agreement, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, the Company, Parent, Purchaser and Galaxy Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub 2”, and together with Purchaser, the “Merger Subs”), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (a) Purchaser to commence an offer to purchase (subject to the Offer Conditions (as defined in the Merger Agreement)) all of the issued and outstanding shares of Company Common Stock and, following completion of the Offer, the merger of Purchaser with and into the Company (the “First Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement and (b) the Company to convene and hold the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval and to consummate the First Merger (subject to the conditions set forth in Article VI of the Merger Agreement) as soon as practicable after the Company Stockholder Approval has been obtained; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and the Merger Subs to enter into the Merger Agreement, the Stockholder, on his own account with respect to the Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
AGREEMENT TO VOTE

1.1.          Agreement to Vote.  Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at the Company Stockholder Meeting or any other annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of his Subject Shares (i) for adoption of the Merger Agreement and for the approval of the transactions contemplated thereby, including the First Merger, (ii) for any proposal to adjourn or postpone the Company Stockholder Meeting or such other meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (iii) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement or (B) result in any of the conditions set forth in Annex A or in Article VII of the Merger Agreement not being satisfied on or before the End Date; (iv) against any change in the Company Board of Directors, (v) against any Company Takeover Proposal and against any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Mergers or the other Transactions, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Mergers); (y) a sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, intellectual property rights) of the Company or any reorganization, recapitalization or liquidation of the Company; or (z) any change in the present capitalization of the Company or any amendment or other change to the Company Certificate or Company Bylaws; and (vi) in favor of any other matter necessary to consummate the Transactions.  Subject to the proxy granted under Section 1.2 below, the Stockholder shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

1.2.          Irrevocable Proxy.  Solely with respect to the matters described in Section 1.1, for so long as this Agreement has not been validly terminated in accordance with its terms, the Stockholder hereby irrevocably appoints Parent as his attorney and proxy with full power of substitution and resubstitution, to the full extent of the Stockholder’s voting rights with respect to all of the Stockholder’s Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all of the Stockholder’s Subject Shares solely on the matters described in Section 1.1, and in accordance therewith.  The Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.  Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms.  Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants, on his own account with respect to the Subject Shares, to Parent and Purchaser that:

2.1.          Authorization; Binding Agreement.  The Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).  If the Stockholder is married, and any of the Subject Shares of the Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by the Stockholder’s spouse and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, is enforceable against the Stockholder’s spouse in accordance with its terms, subject to the Enforceability Exceptions.

2.2.          Non-Contravention.  Neither the execution and delivery of this Agreement by the Stockholder nor the consummation of the transactions contemplated hereby nor compliance by the Stockholder with any provisions herein will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority on the part of the Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States federal securities laws and the rules and regulations promulgated thereunder, (b) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of his assets may be bound, (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Stockholder (other than one created by Parent or Purchaser), or (d violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or by which any of his assets are bound.

2.3.          Ownership of Subject Shares; Total Shares.  Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all the Stockholder’s Subject Shares and has good and marketable title to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively,

“Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement and (b) any applicable restrictions on transfer under the Securities Act or any state securities law (collectively, “Permitted Encumbrances”).  For the avoidance of doubt, the fact that the Subject Shares are held in a margin account shall not be deemed to be an Encumbrance hereunder. The Subject Shares constitute all of the shares of “voting stock” of the Company of which the Stockholder is the “owner” (as such terms are defined in Section 203 of the DGCL) as of the time that the Company Board of Directors approved the Merger Agreement.

2.4.          Voting Power.  The Stockholder has full voting power with respect to all the Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Stockholder’s Subject Shares.  None of the Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.5.          Reliance.  The Stockholder understands and acknowledges that Parent and the Merger Subs are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.6.          Absence of Litigation.  As of the date hereof, there are no actions, suits, inquiries, investigations, proceedings or claims of any nature or subpoenas, civil investigative demands or other requests for information (each, a “Proceeding”) relating to potential material violations of Law pending against, or, to the knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets (including any shares of Company Common Stock beneficially owned by the Stockholder) before or by any Governmental Entity that could reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform his obligations hereunder.

2.7.          Brokers.  No broker, finder, financial advisor, investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Stockholder that:

3.1.          Organization and Qualification.  Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the Laws of the state of Delaware.  All of the issued and outstanding capital stock of Purchaser is owned directly by Parent.

3.2.          Authority for this Agreement.  Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Purchaser, and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Stockholder, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

ARTICLE IV
ADDITIONAL COVENANTS

The Stockholder hereby covenants and agrees that until the termination of this Agreement:

4.1.          No Transfer; No Inconsistent Arrangements.   Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is terminated, the Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of the Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract with respect to any Transfer of the Stockholder’s Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any the Stockholder’s Subject Shares, (v) deposit or permit the deposit of any of the Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Stockholder’s Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect.  Any action taken in violation of the foregoing sentence shall be null and void ab initio.  Notwithstanding the foregoing, the Stockholder may Transfer Subject Shares (i) to any member of the Stockholder’s immediate family, (ii) to a trust for the sole benefit of the Stockholder or any member of the Stockholder’s immediate family, the sole trustees of which are the Stockholder or any member of the Stockholder’s immediate family, (iii) to a charitable organization, including but not limited to, a private charitable foundation under Section 501(c)(3) of the Internal Revenue Code, or (iv) by will or under the laws of intestacy upon the death of the Stockholder, provided, that a Transfer referred to in clause (i) through (iv) of this sentence shall be permitted only if all of the representations and warranties in this Agreement with respect to the Stockholder would be true and correct upon such Transfer and the transferee agrees in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Stockholder for all purposes of this Agreement.  If any involuntary Transfer of any of the Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee)

shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.  Notwithstanding the foregoing, the Stockholder may make Transfers of his Subject Shares as Parent may agree in writing in its sole discretion.

4.2.          No Exercise of Appraisal Rights.  The Stockholder forever waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of the Stockholder’s Subject Shares that may arise in connection with the Offer and the First Merger.

4.3.          Documentation and Information.  The Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable Law or in compliance with the rules or regulations of the SEC, any other Government Entity or any stock exchange as determined in the reasonable discretion of the Stockholder in consultation with his counsel (provided that reasonable notice of any such disclosure will be provided to Parent).  The Stockholder consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary in connection with the Offer, the First Merger and any other transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent and Purchaser will file this Agreement or a form hereof with the SEC or any other Governmental Entity.  The Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

4.4.          Adjustments.  In the event of any stock split, stock dividend, merger, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities.

4.5.          Waiver of Certain Actions.  The Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, the Merger Subs or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Offer or the Mergers) or (b) alleging a breach of any duty of the Company Board of Directors in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

4.6.          No Solicitation.  The Stockholder shall, and shall cause his Affiliates (which term, solely for purposes of this Section 4.6, shall be deemed to exclude the Company and its Subsidiaries) and his and their respective directors, officers, managing partners and employees and their respective agents, financial advisors, investment bankers, attorneys and accountants: (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any persons (other than Parent) that may be ongoing with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of knowingly encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 4.6 and to Section 6.3 of the Merger Agreement and to limit his conversation or other communication exclusively to such referral), (C) encourage or recommend any other holder of Company Common Stock to vote against the Transactions (including the First Merger) or to not tender shares of Company Common Stock into the Offer, or (D) support, recommend, endorse or approve, or propose to support, recommend, endorse or approve, any Company Takeover Proposal or enter into any letter of intent or similar document, agreement, commitment or agreement in principle relating to or facilitating a Company Takeover Proposal.  The foregoing notwithstanding, no announcement or disclosure made by, nor any action taken by, the Board of Directors of the Company (including, without limitation, a Company Adverse Recommendation Change) shall be deemed to be a breach of this Section 4.6 by the Stockholder or Affiliate that serves as a director of the Company so long as such announcement, disclosure or action does not constitute a breach of the Merger Agreement by the Company or a breach for which the Company was responsible for preventing.

4.7.          Registration Rights.  Between the date of the initial filing of the Offer S-4 (as defined in the Merger Agreement) and the Closing, Parent and the Stockholder shall use commercially reasonable efforts to negotiate in good faith, in conjunction with certain other principal stockholders of the Company entering into a voting and support agreement concurrently with the Stockholder’s entry into this Agreement, a usual and customary registration rights agreement that provides for the registration, for resale on a continuous basis, of all of the equity securities of Parent owned by the Stockholder and such other principal stockholders and that contains customary provisions related to cooperation, black-out periods and indemnification.  The Stockholder acknowledges and agrees that (1) compliance with this Section 4.7 by Parent is not a condition to any other obligation of the Stockholder contained in this Agreement (including, without limitation, the obligations set forth in Section 1.1), and (2) that no failure of compliance by Parent, nor the failure of the parties to agree to or enter into a registration rights agreement, shall affect or limit or excuse non-performance of any other obligation of the Stockholder contained in this Agreement (including, without limitation, the obligations set forth in Section 1.1).

ARTICLE V
MISCELLANEOUS

5.1.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section

5.1 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or facsimile or any other method described in this Section 5.1; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address; provided that the notice or other communication is sent to the address, facsimile number or email address set forth (i) in the case to Parent or Purchaser, to the address, facsimile number or email address set forth in Section 9.7 of the Merger Agreement and (ii) if to the Stockholder, to 655 Madison Avenue, 23rd Fl., New York, New York 10065.

5.2.          Termination.  Subject to the following sentence, this Agreement shall terminate automatically, without any notice or other action by any person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the First Effective Time, (c) the entry without the prior written consent of the Stockholder into any amendment or modification to the Merger Agreement that results in a decrease in, or change in the form of the Transaction Consideration or (d) the mutual written consent of Parent and the Stockholder.  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3.          Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4.          Expenses.  All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Mergers are consummated.

5.5.          Entire Agreement; Assignment.  This Agreement and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of the other parties; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

5.6.          Enforcement of the Agreement.  The parties agree that irreparable damage would occur in the event that the Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions.  It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.  Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.

5.7.          Jurisdiction; Waiver of Jury Trial.

(a)            The Stockholder (i) consents to submit himself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement in any court other than any such court.  The Stockholder irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  The Stockholder hereby agrees that service of any process, summons, notice or document by U.S. registered mail in accordance with Section 5.1 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.

(b)            THE STOCKHOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION arising out of, relating to or in connection with this Agreement.  THE STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF PARENT OR THE MERGER SUBS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT PARENT OR PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) THE STOCKHOLDER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) THE STOCKHOLDER MAKES THIS WAIVER VOLUNTARILY, AND (IV) THE STOCKHOLDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.8.          Governing Law.  This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.9.          Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10.        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.11.        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

5.12.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.  This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

5.13.        Interpretation.  The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa.  The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement.  Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.

5.14.        Further Assurances.  The Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use his reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform his obligations under this Agreement.

5.15.        No Agreement Until Executed.  This Agreement shall not be effective unless and until (i) the Company Board of Directors has approved the Merger Agreement, (ii) the Merger Agreement is executed by all parties thereto and (iii) this Agreement is executed by all parties hereto.

5.16.        Stockholder Capacity. The Stockholder shall not be deemed to make any agreement or understanding in this Agreement in his capacity as a director or officer of the Company.  The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as the record holder or beneficial owner of, or as a trust whose beneficiaries are the beneficial owners of, Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by the Stockholder in the Stockholder’s capacity as a director or officer of the Company.  The taking of any actions (or any failures to act) by the Stockholder in the Stockholder’s capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto so long as no such action is or would be a breach or violation of any provision of the Merger Agreement if taken by an officer or director of the Company acting in such capacity.

[Signature Pages Follow]

The parties are executing this Agreement on the date set forth in the introductory clause.

ALEXION PHARMACEUTICALS, INC.

By:	/s/ David Hallal
Name:	David Hallal
Title:	CEO

PULSAR MERGER SUB INC.

By:	/s/ Scott D. Phillips
Name:	Scott D. Phillips
Title:	President, Treasurer and Secretary

THOMAS J. TISCH

/s/ Thomas J. Tisch

[Signature Page to Voting and Support Agreement]